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                                                                      EXHIBIT 21


                            SUBSIDIARIES OF THQ INC.


THQ International Ltd., a United Kingdom Corporation

Heliotrope Studios, Inc., a Connecticut Corporation

Black Pearl Software, Inc., an Illinois Corporation

Malibu Games, Inc., a New York Corporation

THQ Deutschland GmbH, a German Corporation